Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS FIRST QUARTER EPS OF $.18
AIDED BY 10.7% INCREASE IN TOTAL DIRECT FINANCE AND INTEREST INCOME

IRVINE, CALIFORNIA, October 24, 2007 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $2.0 million for the first quarter ended September 30, 2007, unchanged from $2.0 million earned during the first quarter of fiscal 2007. Diluted earnings per share for the first quarter of both fiscal years was $0.18 per share.

For the first quarter ended September 30, 2007, total direct finance, loan and interest income increased 11% to $6.6 million, compared to $6.0 million for the first quarter of fiscal 2007. This increase was primarily due to a 10% increase in the average investment in leases and loans, plus an improvement in yields earned on the portfolio and on cash and investments. The average yield on leases held in the Company's own portfolio increased 21 basis points to 10.5%, while the average yield on cash and investments increased 43 basis points to 4.3%. Net direct finance, loan and interest income increased by $370,000, or 8%, to $5.2 million as a 24% increase in interest expense paid on deposits and a higher provision for lease losses offset some of the gain in income. The increase in interest expense reflected a 13% increase in average balance of bank deposits and a 47 basis point increase in the average rate paid to 5.1%.

Other income for the first quarter of fiscal 2008 decreased by 13% to $1.9 from $2.2 million earned during the first quarter of the prior year. The decline was due to lower gains earned from sales of leased property and lower income from lease extensions, and reflected a slight decrease in the investment in leases coming to end of term during the period. As a result of the foregoing, gross profit of $7.1 million for the first quarter of fiscal 2008 was up 1% from $7.0 million earned during for the first quarter of the prior year.

During the first quarter of fiscal 2008, CalFirst Bancorp's reported S,G&A expenses increased by 4% to $3.9 million, compared to $3.7 million during for the first quarter of fiscal 2007. The slight increase is primarily due to increased costs related to the sales organization, a portion of which are deferred.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "During the first quarter, we saw continued growth in direct finance income from the lease portfolio, with a smaller offset from a decline in the volume of maturing leases. Total leases and loans booked during the quarter of $41 million were down slightly from the volume booked during the first quarter of fiscal 2007. Included in the volume was $5.8 million of commercial loans booked at the Bank, the first ones completed under this initiative. At September 30, 2007, property acquired for transactions in process of $41 million was up 19% from the level at June 30, 2007 and 6% greater than a year ago. Business development during the first quarter was sluggish, with the volume of new lease and loan originations approved during the first quarter down about 31% from the comparable quarter of last year. However, with the sustained support of strong originations during the fourth quarter of fiscal 2007, the backlog of lease and loan commitments at the end of the first quarter of fiscal 2008 is consistent with last year's level. During fiscal 2008, the Company has continued efforts to expand the sales organization, with the total organization at September 30, 2007 about 10% greater than at June 30, 2007."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding growth in direct finance income and lease originations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2007 Annual Report on Form 10-K.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended September 30,
	2007	2006

Direct finance and loan income	$ 6,094	$ 5,464
Interest and investment income	496	486
Total direct finance, loan and interest income	6,590	5,950

Interest expense on deposits	1,347	1,087
Provision for lease and loan losses	40	30

Net direct finance, loan and interest income after provision for lease and loan losses	5,203	4,833
Other income
Operating and sales-type lease income	827	931
Gain on sale of leases and leased property	930	1,108
Other fee income	153	156
Total other income	1,910	2,195

Gross Profit	7,113	7,028

Selling, general and administrative expenses	3,888	3,749

Earnings before income taxes	3,225	3,279

Income taxes	1,210	1,254

Net earnings	$ 2,015	$ 2,025

Basic earnings per share	$ 0.18	$ 0.18
Diluted earnings per share	$ 0.18	$ 0.18

Weighted average common shares outstanding	11,039	11,169
Diluted number of common shares outstanding	11,442	11,543

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	September 30, 2007	June 30, 2007
ASSETS
Cash and short term investments	$ 45,510	$ 46,122
Marketable securities	3,464	2,563
Net receivables	1,971	1,345
Property for transactions in process	41,231	34,720
Net investment in leases and loans	236,127	231,830
Income tax receivable	1,802	4,331
Other assets	1,878	2,037
Discounted lease rentals assigned to lenders	5,568	6,239
	$337,551	$329,187
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 6,465	$ 3,865
Income taxes payable, including deferred taxes	4,798	7,480
Deposits	112,276	105,470
Other liabilities	9,009	8,466
Non-recourse debt	5,568	6,239
Total liabilities	138,116	131,520
Stockholders' Equity	199,435	197,667
	$337,551	$329,187